Exhibit 99.1

Ingles Markets, Incorporated Announces Receipt of Requisite Consents and Execution of Supplemental Indenture

ASHEVILLE, N.C.--(BUSINESS WIRE)--May 11, 2009--Ingles Markets, Incorporated (NASDAQ: IMKTA) (“Ingles” or the “Company”) announced today the preliminary results in connection with its previously announced tender offer and consent solicitation (the “Offer”) for its 8 7/8% Senior Subordinated Notes due 2011 (the “Notes”) (CUSIP No. 457030AC8). As of 5:00 p.m. New York City time on May 8, 2009, tenders and consents had been received from holders of $266.6 million in aggregate principal amount, representing approximately 76.2%, of the outstanding Notes.

Accordingly, the requisite consents of a majority to adopt the proposed amendments to the indenture governing the Notes have been received, and a supplemental indenture to effect the proposed amendments described in the Offer to Purchase and Consent Solicitation Statement dated April 28, 2009 (the “Offer to Purchase”) has been executed. The amendments provided for in the supplemental indenture will become operative on the date that validly tendered Notes are purchased by Ingles pursuant to the Offer on the initial payment date. As the Company has executed the supplemental indenture, tendered Notes may no longer be withdrawn and consents delivered may no longer be revoked, except in the limited circumstances described in the Offer to Purchase.

Holders still have until 5:00 p.m., New York City time, on May 11, 2009 (the “Consent Payment Deadline”) to tender to receive the total consideration which includes the $20 per $1,000 consent payment. The Offer remains open and is scheduled to expire at 11:59 p.m., New York City time, on May 26, 2009, unless extended or earlier terminated (the "Expiration Date"). Completion of the Offer is subject to satisfaction or waiver by the Company of a number of conditions, as described in the Offer to Purchase.

This press release is neither an offer to purchase nor a solicitation of an offer to sell the Notes. The Offer is being made pursuant to the Offer to Purchase and Consent Solicitation Statement and related materials, copies of which will be delivered to all noteholders. Persons with questions regarding the Offer should contact the Dealer Manager and Solicitation Agent, Banc of America Securities LLC, at (888) 292-0070 (toll free) or (980) 388-9217 (collect), or the Information Agent, D.F. King & Co., Inc., at (800) 735-3107 or (212) 269-5550.

Ingles Markets, Incorporated is a leading supermarket chain with operations in six southeastern states. Headquartered in Asheville, North Carolina, the Company operates 200 supermarkets. In conjunction with its supermarket operations, the Company also operates 73 neighborhood shopping centers, all but 16 of which contain an Ingles supermarket. The Company's Class A Common Stock is traded on The NASDAQ Stock Market's Global Select Market under the symbol IMKTA. For more information about the Company, visit Ingles' website at www.ingles-markets.com.

The comments in this press release contain certain forward-looking statements. Ingles undertakes no obligation to publicly release any revisions to any forward-looking statements contained herein to reflect events or circumstances occurring after the date hereof or to reflect the occurrence of unanticipated events, except as required by law. Ingles' actual results may differ materially from those projected in forward-looking statements made by, or on behalf of, Ingles. Factors that may affect results include changes in business and economic conditions generally in Ingles' operating area, pricing pressures, increased competitive efforts by others in Ingles' marketing areas and the availability of financing for capital improvements. A more detailed discussion of these factors may be found in reports filed by the Company with the Securities and Exchange Commission including its 2008 Form 10-K and 2009 Forms 10-Q.

CONTACT:
Ingles Markets, Incorporated
Ron Freeman, 828-669-2941 (Ext. 223)
Chief Financial Officer